Exhibit 10.1
Ansell Capital Corp.
3rd Floor, Bellevue Centre
235-15th Street
West Vancouver, BC
V7T 2X1

October 12, 2010

CONFIDENTIAL

Eagle Trail Properties Inc.
1140 Rose Street, Regina
Saskatchewan
S4R 1Z6

Guinness Exploration, Inc.
P.O. Box 1910- Level 7, Anzac House
181 Willis Street
Wellington, New Zealand 6140

Dear Sirs:

Re:  Mt. Nansen Property, Whitehorse Mining District, Yukon Territory
Earn-In and Acquisition Agreement

This Letter of Intent will form the basis for and set out the terms and conditions pursuant to which Ansell Capital Corp. (“Ansell”) will receive the right to acquire from Eagle Trail Properties Inc. or its shareholders and designees in a tax structure that remains to be established (“Eagle Trail”)  and Guinness Exploration, Inc. (“Guinness”) up to an 85% undivided interest in and to the Mt. Nansen Property (the “Property”) as herein more particularly  described in Schedule “A” in staged increments.

Background

Eagle Trail acquired a 100% interest in and to the Property from PricewaterhouseCoopers Inc. on July 16, 2007 and November 21, 2008 pursuant to a sale sanctioned by the Supreme Court of the Yukon Territory (Whitehorse registry action # 04-A0004) for and in consideration of the total sum of $3,200,000, which amount has been paid.

Eagle Trail entered into two separate agreements dated November 19, 2009 with Guinness pursuant to which Guinness received the right to purchase under the first agreement (the “Purchase Agreement”) a 65% undivided interest in and to the Property and under a second agreement incorporated in the Purchase Agreement (the “Exploration Agreement”) the right to earn the remaining 35% interest in and to the Property subject to a 3% net smelter royalty reserved by Eagle Trail.

By virtue of a modification agreement entered into between Eagle Trail and Guinness, Eagle Trail and Guinness as parties to this Letter of Intent entered into an arrangement pursuant to which Guinness is now deemed to be the holder of a 49% undivided interest in and to the Property and Eagle Trail is deemed to be holder of 51% interest in and to the Property.

Ansell has approached Eagle Trail and Guinness and made an offer to acquire up to an 85% undivided interest in and to the Property (subject to the 3% net smelter return royalty burden due and payable to  Eagle Trail) which offer Eagle Trail and Guinness have conditionally agreed to accept as evidenced by this Letter of Intent.

Terms

The following are the terms agreed to between the Parties:

1.
Subject to fulfilment of conditions set out in Paragraph 22, Eagle Trail and Guinness agree to grant to Ansell the right to acquire a 49% undivided interest in and  to the Property for and in consideration of the following:

a)	12,000,000 Units of Ansell to be issued to Eagle Trail at a deemed price of $0.20 per Unit on the Effective Date;

b)	$500,000 to be paid to Eagle Trail on the Effective Date;

c)	$500,000 to be paid to Eagle Trail fourteen months following the Effective Date; and

d)
Ansell spending the aggregate sum of $5,000,000 in Expenditures on the Property on or before the expiry of three years from the Effective Date (of which no less than $2,000,000 shall be spent in the first year following the Effective Date).

2.
The Units to be issued to Eagle Trail under Paragraph 1(a) above shall each consist of one common share of Ansell and 0.67 share purchase warrants with one full warrant being exercisable to purchase one additional common share of Ansell at a price of $0.35 for a period of 2 years following the Effective Date.

3.	On the date Ansell has issued the Units, paid the sums and spent the amounts required to be spent under Paragraph 1 Ansell shall have earned a 49% undivided interest in and to the Property.

4.	Eagle Trail and Guinness further grant to Ansell a right to acquire an additional 36% undivided interest in and to the Property (being 18% from each of Eagle Trail and Guinness) by:

a)	commissioning the preparation and delivery of a bankable feasibility study on the Property; and

b)	placing the Property in commercial production.

5.	The additional interest referred to in section 4 shall be earned in accordance with this section on the date Ansell has:

a)	obtained and delivered to Eagle Trail and Guinness a bankable feasibility study, Ansell shall have earned and additional 26% undivided interest in and to the Property; and

b)	placed the Property in commercial production, Ansell shall have earned an additional 10% undivided interest in and to the Property.

6.
Regardless of the interest earned by Ansell, the parties mutually agree that the 15% interest otherwise collectively reserved by Eagle Trail and Guinness and not made available for acquisition by Ansell (the “Reserved Interest”) shall be a carried non cost participating interest through to commercial production.  On the commencement of commercial production Ansell or Ansell, Eagle Trail and Guinness as the case may be shall be entitled to recover the full amount of the direct cost attributable to the Reserved Interest as they relate to any bankable debt required to take the Property into commercial production, the cost of constructing production facilities to take the Property into commercial production and all direct operating costs associated with placing the Property in commercial production before the holders of the Reserved Interest are entitled to receive a distribution from net profits derived from operating the Property as a mine.

7.
Ansell shall be the operator of the Property and sums required to be spent where reference is made to “Expenditures”, shall mean all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Ansell  from the Effective Date in connection with the exploration, development and mining of the Property; moneys expended toward assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis; costs of acquiring research materials, reports and data; costs of paying the fees, wages, salaries, traveling expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Property  and in paying for the food, lodging and other reasonable needs of such persons plus a fee equal to 10% of the amounts so expended as an operator’s fee but the term Expenditures shall specifically exclude general managerial costs, the costs of investor relation activities and other general and administrative costs of Ansell.

8.
Following acceptance of this Letter of Intent the parties agree to negotiate in good faith and settle the terms and conditions of a definitive agreement (the “Definitive Agreement”) which shall contain definitions of terms used in this Letter of Intent and terms and conditions customarily contained in such agreements for mining industry commercial transactions of a similar nature and size.  The Definitive Agreement shall contain provisions pursuant to which Ansell will assume, defend, indemnify and hold Eagle Trail and Guinness harmless from and against all obligations and liabilities associated with the Property as of an after the date of this Letter of Intent.

9.
On the Effective Date the parties will form a “Project Management Committee” consisting of 4 persons to work in concert for the purpose of overseeing the Expenditures which will be incurred on the Property as provided for under Paragraph 1(d) with the parties appointed to the Project Management Committee having the right to:

a)	enter upon the Property;

b)	have exclusive and quiet possession of the Property;

c)
do such prospecting, exploration, development mining work as Ansell in its sole discretion may consider advisable and including without limitation the removal of ores, minerals and metals from the Property but only for the purpose of testing; and

d)	bring upon and erect on the Property such equipment as Ansell may consider advisable to undertake work on the Property.

The Project Management Committee shall consist of appointees of each of Ansell, Guinness and Eagle Trail with Ansell having the right to appoint two members to the Project Management Committee and each of Eagle Trail and Guinness having the right to appoint one member.

10.
In the event Ansell elects to abandon or discontinue any portion of its rights under this Letter of Intent and the Definitive Agreement contemplated hereunder after acquiring a minimum 49% and less than an 85% undivided interest in and to the Property, Ansell, Guinness and Eagle Trail agree to associate themselves in a joint venture (the ”Joint Venture”) for the purpose of:

a)	acquiring any mineral interests and equipment not yet acquired,

b)	exploring for and developing ores, minerals and other products from the Property including opening, developing and operating mines on the Property,

c)	processing (including beneficiating, leaching, concentrating, smelting, refining or otherwise treating) ores, minerals or other products mined or produced from the Property,

d)
designing, engineering, constructing and operating production facilities to mine and remove ores, minerals or other products from the Property, and processing ores, minerals or other products mined or produced from the Property,

e)	marketing, selling and delivering products derived from activities undertaken on the Property,

f)	performing any other operation or activity necessary, appropriate or incidental to any of the foregoing, and

g)	selling interests in all or part of the Property to third parties as may be approved unanimously by both parties.

11.
At the commencement of the Joint Venture, Ansell shall have a “Venture Share” equal to the interest acquired pursuant to paragraphs 3 or 5  and Eagle Trail and Guinness shall have the remaining Venture Shares in proportion to their respective interests in and to the Property.

12.
Each of the Participants shall contribute its pro rata portion of Venture Costs as determined by its Venture Share from time to time.  "Venture Costs" shall include all costs, expenses, liabilities, charges and property payments incurred or accrued on or off the Property within the scope of the Venture including the payment of royalties and performance deposits, determined in accordance with the generally accepted accounting principles consistently applied by excluding all administrative general costs of each Participant.

13.
The holder of the majority interest in the Joint Venture shall be appointed the operator (the “Operator”) of the Joint Venture.  Subject to section 16 below, the Operator shall have the sole right and responsibility to supervise and manage the exploration and the development of the Property and the engineering, design and construction of production facilities, and to supervise, manage and conduct activities of the Joint Venture on behalf of the Participants and for this purpose to organize and employ such operating and holding companies as the Operator may deem appropriate.

14.
A committee (the "Management Committee") will be formed on the commencement of the Joint Venture composed of two representatives from the holder of the majority interest in the Joint Venture and one from each of the minority interests and such Committee shall make decisions on those matters specified below.  Action by the Management Committee shall be taken on a majority vote of the members of the Management Committee, each member being entitled to one vote for each one percent Venture Share held by the applicable Participant.  Approval of the Management Committee shall be required for the following:

a)	any work program and corresponding budget ("Approved Program and Budget"), or the making of any material revision to any Approved Program and Budget,

b)	material revision of any recommendations contained in any engineering report,

c)	material revision of any construction program,

d)
any debt incurred on behalf of the Joint Venture, as obligor, to either Participant, the Operator or their affiliates, in any amount, or to any other person in an amount in excess of $100,000 outstanding at any one time, and any guarantee, directly or indirectly, by the Joint Venture of any obligations or undertaking of any other person,

e)	any suspension or substantial curtailment of Joint Venture activities after production facilities are deemed to be completed, except by reason of force majeure,

f)	any settlement of any suit or claim involving the Joint Venture for an amount in excess of $100,000, and

g)	any mutually agreed fee customarily paid to the Operator for acting as Operator.

15.
If mutually agreed, the Participants will operate the Joint Venture through a joint venture company to be formed under the laws of the Province of British Columbia or the Yukon Territory and the parties agree that the provisions of this Letter of Intent as embodied in the Definitive Agreement shall apply with any necessary changes as indicative of an agreement between shareholders of the joint venture company.  Specifically, the rights and obligations of the Management Committee shall be performed by the Board of Directors of the Joint Venture Company.

16.
The Venture Costs shall be paid out of contributions by the Participants and such contributions shall be allocated and charged to the accounts of the Participants in accordance with their respective Venture Shares as adjusted for the 15% carried interest reserved by Eagle Trail and Guinness as defined under Paragraph 6.

17.
Profits and losses of the Joint Venture shall be shared by the Participants in proportion to their respective Venture Shares excepting always for distributions required to be made on the 15%  Reserved Interest as set out in Paragraph 6.  Should a Participant’s Venture Share excluding the Reserved Interest  be diluted by reason of failure to contribute its share of Venture Costs to less than a 10% Venture Share, such Participant’s interest in the Joint Venture will be deemed to terminate and convert into a 1.0% net smelter return royalty interest, and the Joint Venture will thereupon cease.

18.
The Participants agree to establish an “Area of Interest” being any part of the lands lying within two kilometers of the external perimeter of the Property, or being subject to an agreement that is, part of the Property and any interest in any lands in the Area of Interest not held by either of the Participants on the date of this Letter of Intent and acquired by or on behalf of any of the Participants thereafter shall be deemed to have been acquired on behalf of all Participants and form part of the Joint Venture and shall be subject to this Letter of Intent, provided that if a Joint Venture has then been formed, the Management Committee agrees to cause the Joint Venture to acquire the same for cost from the Participant holding an interest therein.  Specifically the rights and option of Eagle Trail and Guinness to the Dome 12:73698 claim shall become part of the area of interest and included as part of the Property.  The Area of Interest will however exclude any properties, leases, claims or other interests acquired by Eagle Trail from Aurchem Exploration, a private BC company with whom Eagle Trail has been in discussions on various Yukon claims over the past 18 months, which is greater specificity will be set out in a schedule to be attached to the Definitive Agreement

19.
All data, reports, records and other information relating to this Letter of Intent and Definitive Agreement and the parties activities hereunder  as members of the Project Management Committee,  the Management Committee or Participants hereunder shall be treated by the parties as confidential, and, while this Letter of Intent or the Definitive Agreement is in effect, neither Party shall, without the prior approval of the other Party, disclose to any other entity any information concerning the results of exploration operations hereunder or issue any press release concerning this Letter of Intent or its performance, except as such disclosure may be deemed by a Party to be mandatory as a matter of law or regulations issued pursuant thereto.

20.
Ansell represents, warrants and covenants to and in favour of Eagle Trail and acknowledges that Eagle Trail and Guinness are relying upon such representations and warranties in connection with the Definitive Agreement and entering into this Letter of Intent, that:

a)
Ansell has been duly incorporated and organized, and is validly existing as a  corporation, under the Business Corporations Act (British Columbia) and has full corporate power and authority to own its assets and conduct its businesses as now owned and conducted;

b)
to the knowledge of Ansell, Ansell has all requisite corporate power and authority to enter into this Letter of Intent and all documents to be delivered pursuant hereto, including the Definitive Agreement and, subject to the terms hereof, to perform its obligations hereunder and thereunder; and

c)
to the knowledge of Ansell, there are no claims, actions, suits, judgments, litigation or proceedings pending against or affecting Ansell which will, or which may prevent the completion of the Definitive Agreement, and Ansell is not aware of any existing ground on which any such claim, action, suit, judgment, litigation or proceeding might be commenced;

21.
Eagle Trail and Guinness severally represent, warrant and covenant to and in favour of Ansell and acknowledges that Ansell is relying upon such representations and warranties in connection with the Definitive Agreement and entering into this Letter of Intent, that:

a)
each has been duly incorporated and organized, and is validly existing as a corporation, under the applicable Corporate legislation of their jurisdiction of incorporation and has full corporate power and authority to own its assets and conduct its business as now owned and conducted, including activities with respect to the Property;

b)	each is duly qualified to carry on business, and is in good standing, in the Yukon Territory where the nature of its activities makes such qualification necessary;

c)
each has all requisite corporate power and authority to enter into this Letter of Intent and all documents to be delivered pursuant hereto, including the Definitive Agreement and, subject to the terms hereof, to perform its obligations hereunder and thereunder;

d)
the Property is in good standing in all respects and held by Eagle Trail free of all liens, charges and encumbrances save and except for the 3% net smelter return Royalty reserved by Eagle Trail of which 1% can be purchased by Ansell or the Joint Venture on or before the expiry of 30 days after Ansell has acquired no less than a 75% undivided interest in and to the Property for $1,500,000; and

e)	Neither Eagle Trail nor Guinness will breach any other agreement or arrangement by entering into or performing its obligations under this Letter of Intent.

22.	The terms of this Letter of Intent are subject to the following:

a)
Ansell shall have received a technical report in compliance with Canadian Securities Administrators National Instrument 43-101, Standards of Disclosure for Mineral Projects, on the Property (the “Technical Report”), satisfactory to the TSXV and the TSXV having accepted the Technical Report.

b)	the proposed terms of this Letter of Intent and the Definitive Agreement being accepted for filing by the TSXV on or before February 1, 2011;

c)	Ansell shall have completed its due diligence inquiries to its satisfaction on or before October 22, 2010;

d)	each of the Boards of Ansell, Eagle Trail and Guinness approving the terms of this Letter of Intent and the formal Definitive Agreement provided for herein on or before November 15, 2010; and

e)	applicable securities exemptions being available for the issuance of the share consideration required to be issued to Guinness.

The date on which the last of the conditions set out in this paragraph is fulfilled shall for the purpose of this agreement be defined as the “Effective Date”.

23.
Eagle Trail and Guinness shall immediately cease and cause to be terminated all existing discussions and negotiations (including, without limitation, through any advisors or other parties on its behalf), if any, with any parties conducted before the date of this Letter of Intent with respect to any Business Proposal (as defined hereafter) and shall immediately request the return or destruction of all Confidential Information provided to any third parties relating to a Business Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

24.
Neither Ansell, Eagle Trail or Guinness shall, directly or indirectly (and will ensure that none of its subsidiaries, if any, shall directly or indirectly), through any officer, director, employee, representative or agent of such company or any of its subsidiaries: (i) solicit, initiate or encourage any transaction or transactions in respect of the Property (including any part of Guinness’s interest thereunder) or the Property (any of the foregoing inquiries or proposals being referred to herein as an “Business Proposal”); or (ii) provide any Confidential Information to, participate in any discussions or negotiations relating to any such transactions with, or otherwise cooperate with or assist or participate in any effort to take such action by, any corporation, person or other entity or group prior to the termination of this Letter of Intent as provided in section 27 herein.

25.
The parties agree that all third party costs and expenses incurred by the parties in connection with the matters and the Definitive Agreement contemplated hereby, including without limitation, all legal, accounting, tax, and financial advisory fees, shall be borne by the party that incurs the same.

26.
Ansell, Eagle Trail and Guinness shall each use their reasonable best efforts to ensure that the transactions contemplated in this Letter of Intent receive all required regulatory, TSXV, third party consents, and shareholder approvals where required.

27.
In the event Ansell defaults in any of its obligations set out in this Letter of Intent or the Definitive Agreement as provided for herein either Eagle Trail or Guinness shall give written notice to Ansell specifying the default and Ansell shall not loose any rights granted under this Letter of Intent or the Definitive Agreement, unless within 10 days after giving of notice of default by either Eagle Trail or Guinness, Ansell  has failed to take reasonable steps to cure the default by the appropriate performance and if Ansell fails to take reasonable steps to cure any such default, Eagle Trail and Guinness as the case may be shall be entitled to seek any remedy it may have on account of such default.  If Ansell does not make the payments provided in sections 1 (a),(b) and (c), Eagle Trail shall give written notice to Ansell specifying the default and Ansell shall not lose any rights granted under this Agreement if within 10 days after the receipt of such notice from Eagle Trail, Ansell remedies the default in full.

28.	The mutual obligations set forth herein shall terminate in the event that:

a)	the Definitive Agreement as contemplated hereby has not been entered into on or before November 15, 2010 or such later date as may be mutually agreed to by the parties, acting reasonably;

b)	Ansell is not satisfied with the results of its due diligence review on or before October 22, 2010; or

c)	the conditions of either party contained herein are not satisfied or waived in writing by the party entitled to the benefit of such condition.

29.
The parties acknowledge that this transaction is being entered into as a result of a third party introduction giving rise to the need for payment of a finder’s fee to be calculated in accordance with a formula normally accepted by the TSX Venture Exchange for transactions of this nature and that the finder’s fee shall be paid by Ansell.

30.
Any notice, direction or other instrument required or permitted to be given by any party under this Letter of Intent will be in writing and will be sufficiently given if delivered personally or by courier, or transmitted by facsimile during the transmission of which no indication or failure of receipt is communicated to the sender:

To Ansell at:
3rd Floor, Bellevue Centre
235-15th Street
West Vancouver, BC, V7T 2X1
Attention: Jevin Werbes, President

To Guinness:
1312 North Monroe Street
Spokane, Washington 99201
Attention: Alastair Brown

To Eagle Trail:
1140 Rose Street, Regina
Saskatchewan
S4R 1Z6
Attention: Mr. Curtis Sim

31.
This Letter of Intent will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in British Columbia and the parties hereto irrevocably hereby attorn to the jurisdiction of the courts of British Columbia and all courts competent to hear appeals therefrom;

32.
The parties hereto agree that this Letter of Intent constitutes the entire agreement and understanding between them with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto;

33.	Unless expressed to the contrary herein, all monetary figures are in Canadian Dollars ($).

34.	Time shall be of the essence in this Letter of Intent and in the Definitive Agreement.

35.	Neither party may transfer or assign its rights or obligations hereunder without the prior written consent of the other party.

36.
This Letter of Intent may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

If the foregoing accurately sets forth your understanding, please so indicate by executing and returning a copy of this letter to Ansell by courier or facsimile on or before 5:00 p.m. (Vancouver time) October 12, 2010.

Yours very truly,

ANSELL CAPITAL CORP.

Per:    /s/ Jevin Werbes
JEVIN WERBES
President

ACKNOWLEDGED AND AGREED TO BY EAGLE TRAIL PROPERTIES INC.  THIS 12TH DAY OF OCTOBER, 2010.

EAGLE TRAIL PROPERTIES INC.

Per:    /s/ Curtis Sim
CURTIS SIM

ACKNOWLEDGED AND AGREED TO BY GUINNESS EXPLORATION, INC. THIS 12TH DAY OF OCTOBER, 2010.

GUINNESS EXPLORATION, INC.

Per:   /s/ Alastair Brown
ALASTAIR BROWN

SCHEDULE “A”
SCHEDULE OF CLAIMS

Schedule A - Page 1of 4
No.	Claim	Registered Claim Owner	Grant Number	Expiry Date	Area (Ha)	Comments
1	ROSE	Nantawa Resources Inc.	04241	09/10/2019	20.42	Lease
2	GOLDEN EAGLE	Nantawa Resources Inc.	04278	09/10/2019	20.96	Lease
3	WAR EAGLE	Nantawa Resources Inc.	04279	09/10/2019	20.77	Lease
4	SHAMROCK	Nantawa Resources Inc.	04354	09/10/2019	20.73	Lease
5	SPOT	Nantawa Resources Inc.	04361	09/10/2019	19.92	Lease
6	ARLEP	Nantawa Resources Inc.	04368	09/10/2019	14.48	Lease
7	PHYLLIS	Nantawa Resources Inc.	04369	09/10/2019	20.26	Lease
8	RUB	Nantawa Resources Inc.	55633	09/10/2019	1.84	Lease
9	PUB	Nantawa Resources Inc.	55663	09/10/2019	1.93	Lease
10	SUN DOG	Nantawa Resources Inc.	55665	09/10/2019	3.20	Lease
11	CUB	Nantawa Resources Inc.	55666	09/10/2019	1.29	Lease
12	JAM	Nantawa Resources Inc.	55890	09/10/2019	11.64	Lease
13	PAM	Nantawa Resources Inc.	55892	09/10/2019	2.64	Lease
14	DOME 1	Nantawa Resources Inc.	73537	06/02/2014	15.10	-
15	DOME 2	Nantawa Resources Inc.	73538	06/02/2014	15.51	-
16	DOME 3	Nantawa Resources Inc.	73539	06/02/2014	17.29	-
17	DOME 4	Nantawa Resources Inc.	73540	06/02/2014	17.98	-
18	DOME 6	Nantawa Resources Inc.	73542	06/02/2014	17.32	-
19	DOME 7	Nantawa Resources Inc.	73543	06/02/2014	25.34	-
20	DOME 8	Nantawa Resources Inc.	73694	06/02/2014	12.47	-
21	DOME 14	Nantawa Resources Inc.	73700	06/02/2014	21.07	-
22	DOME 16	Nantawa Resources Inc.	73702	06/02/2014	20.61	-
23	DOME 17	Nantawa Resources Inc.	73703	06/02/2014	18.41	-
24	DOME 18	Nantawa Resources Inc.	73704	06/02/2014	18.56	-
25	DOME 19	Nantawa Resources Inc.	73705	06/02/2014	16.73	-
26	DOME 20	Nantawa Resources Inc.	73706	06/02/2014	13.42	-
27	JOANNE 1	Nantawa Resources Inc.	74283	06/02/2014	19.79	-
28	JOANNE 2	Nantawa Resources Inc.	74284	06/02/2014	19.51	-
29	JOANNE 3	Nantawa Resources Inc.	74285	06/02/2014	20.36	-
30	JOANNE 4	Nantawa Resources Inc.	74286	06/02/2014	14.78	-
31	JOANNE 5	Nantawa Resources Inc.	74287	06/02/2014	19.83	-
32	JOANNE 6	Nantawa Resources Inc.	74288	06/02/2014	19.69	-
33	DOME 25	Nantawa Resources Inc.	77746	06/02/2014	15.19	-
34	DOME 26	Nantawa Resources Inc.	77747	06/02/2014	22.54	-
35	DOME 27	Nantawa Resources Inc.	77748	06/02/2014	20.32	-
36	DOME 28	Nantawa Resources Inc.	77749	06/02/2014	21.74	-
37	DOME 33	Nantawa Resources Inc.	77754	06/02/2014	25.50	-
38	DOME 34	Nantawa Resources Inc.	77755	06/02/2014	23.29	-
39	DOME 35	Nantawa Resources Inc.	77756	06/02/2014	22.39	-
40	DOME 36	Nantawa Resources Inc.	77757	06/02/2014	23.97	-

Schedule A - Page 2 of 4
No.	Claim	Registered Claim Owner	Grant Number	Expiry Date	Area (Ha)	Comments
41	DOME 37	Nantawa Resources Inc.	77758	06/02/2014	14.23	-
42	DOME 38	Nantawa Resources Inc.	77759	06/02/2014	18.48	-
43	DOME 39	Nantawa Resources Inc.	77760	06/02/2014	14.95	-
44	DOME 40	Nantawa Resources Inc.	77761	06/02/2014	20.51	-
45	DOME 41	Nantawa Resources Inc.	77762	06/02/2014	20.76	-
46	DOME 42	Nantawa Resources Inc.	77763	06/02/2014	19.93	-
47	DOME 43	Nantawa Resources Inc.	77764	06/02/2014	20.47	-
48	DOME 49	Nantawa Resources Inc.	77770	06/02/2014	8.18	-
49	DOME 50	Nantawa Resources Inc.	77771	06/02/2014	18.83	-
50	DOME 51	Nantawa Resources Inc.	77772	06/02/2014	19.05	-
51	DOME 52	Nantawa Resources Inc.	77773	06/02/2014	21.85	-
52	DOME 53	Nantawa Resources Inc.	77774	06/02/2014	22.80	-
53	DOME 54	Nantawa Resources Inc.	77775	06/02/2014	14.69	-
54	DOME 55	Nantawa Resources Inc.	77776	06/02/2014	13.09	-
55	DOME 56	Nantawa Resources Inc.	77777	06/02/2014	13.35	-
56	DOME 57	Nantawa Resources Inc.	77778	06/02/2014	20.47	-
57	DOME 58	Nantawa Resources Inc.	77779	06/02/2014	19.41	-
58	DOME 60	Nantawa Resources Inc.	77781	06/02/2014	20.06	-
59	DOME 61	Nantawa Resources Inc.	77782	06/02/2014	18.91	-
60	DOME 63	Nantawa Resources Inc.	77784	06/02/2014	22.51	-
61	DOME 64	Nantawa Resources Inc.	77785	06/02/2014	22.88	-
62	DOME 65	Nantawa Resources Inc.	77786	06/02/2014	20.66	-
63	DOME 66	Nantawa Resources Inc.	77787	06/02/2014	21.18	-
64	DOME 78	Nantawa Resources Inc.	81842	06/02/2014	25.41	-
65	DOME 79	Nantawa Resources Inc.	81843	06/02/2014	24.10	-
66	DOME 80	Nantawa Resources Inc.	81844	06/02/2014	24.20	-
67	DOME 81	Nantawa Resources Inc.	81845	06/02/2014	22.52	-
68	DOME 82	Nantawa Resources Inc.	81846	06/02/2014	23.26	-
69	DOME 83	Nantawa Resources Inc.	81847	06/02/2014	18.72	-
70	DOME 84	Nantawa Resources Inc.	81848	06/02/2014	19.37	-
71	DOME 86	Nantawa Resources Inc.	81850	06/02/2014	20.76	-
72	HIW 9	Nantawa Resources Inc.	YA23835	06/02/2014	19.44	-
73	HIW 10	Nantawa Resources Inc.	YA23836	06/02/2014	20.83	Fractions
74	HIW 11	Nantawa Resources Inc.	YA23837	06/02/2014	21.55	Fractions
75	HIW 12	Nantawa Resources Inc.	YA23838	06/02/2014	19.93	Fractions
76	HIW 13	Nantawa Resources Inc.	YA23839	06/02/2014	20.72	-
77	HIW 14	Nantawa Resources Inc.	YA23840	06/02/2014	19.55	-
78	HIW 15	Nantawa Resources Inc.	YA23841	06/02/2014	20.15	-
79	HIW 16	Nantawa Resources Inc.	YA23842	06/02/2014	19.86	-
80	HIW 17	Nantawa Resources Inc.	YA23843	06/02/2014	19.92	-
81	HIW 1	Nantawa Resources Inc.	YA24813	06/02/2014	4.74	Fractions
82	HIW 2	Nantawa Resources Inc.	YA24814	06/02/2014	5.15	Fractions

Schedule A - Page 3 of 4
No.	Claim	Registered Claim Owner	Grant Number	Expiry Date	Area (Ha)	Comments
83	HIW 7	Nantawa Resources Inc.	YA24819	06/02/2014	3.01	Fractions
84	DD 1	Nantawa Resources Inc.	YA59596	06/02/2014	20.62	-
85	DD 2	Nantawa Resources Inc.	YA59597	06/02/2014	22.35	-
86	DD 15	Nantawa Resources Inc.	YA59610	06/02/2014	19.20	-
87	DD 16	Nantawa Resources Inc.	YA59611	06/02/2014	19.21	-
88	DD 17	Nantawa Resources Inc.	YA59612	06/02/2014	19.37	-
89	DD 18	Nantawa Resources Inc.	YA59613	06/02/2014	19.85	-
90	DD 19	Nantawa Resources Inc.	YA59614	06/02/2014	20.17	-
91	DD 20	Nantawa Resources Inc.	YA59615	06/02/2014	19.90	-
92	DD 21	Nantawa Resources Inc.	YA59616	06/02/2014	19.64	-
93	DD 22	Nantawa Resources Inc.	YA59617	06/02/2014	19.17	-
94	DD 23	Nantawa Resources Inc.	YA59618	06/02/2014	18.69	-
95	DD 24	Nantawa Resources Inc.	YA59619	06/02/2014	18.30	-
96	DD 25	Nantawa Resources Inc.	YA59620	06/02/2014	18.18	-
97	DD 26	Nantawa Resources Inc.	YA59621	06/02/2014	17.65	-
98	DD 27	Nantawa Resources Inc.	YA59622	06/02/2014	19.49	-
99	DD 28	Nantawa Resources Inc.	YA59623	06/02/2014	18.71	-
100	TBR 1	Nantawa Resources Inc.	YA86690	06/02/2014	8.92	-
101	TBR 2	Nantawa Resources Inc.	YA86691	06/02/2014	20.16	-
102	TBR 3	Nantawa Resources Inc.	YA86692	06/02/2014	20.03	-
103	TBR 4	Nantawa Resources Inc.	YA86693	06/02/2014	20.84	-
104	TBR 5	Nantawa Resources Inc.	YA86694	06/02/2014	18.34	-
105	TBR 6	Nantawa Resources Inc.	YA86695	06/02/2014	20.92	-
106	TBR 7	Nantawa Resources Inc.	YA86696	06/02/2014	15.96	-
107	TBR 8	Nantawa Resources Inc.	YA86697	06/02/2014	21.79	-
108	ONT 38	Nantawa Resources Inc.	YA87204	06/02/2014	20.26	-
109	ONT 40	Nantawa Resources Inc.	YA87206	06/02/2014	18.34	-
110	ONT 42	Nantawa Resources Inc.	YA87208	06/02/2014	5.73	-
111	EEK 1	Nantawa Resources Inc.	YA87210	06/02/2014	21.07	-
112	EEK 2	Nantawa Resources Inc.	YA87211	06/02/2014	20.08	-
113	EEK 3	Nantawa Resources Inc.	YA87212	06/02/2014	20.70	-
114	EEK 4	Nantawa Resources Inc.	YA87213	06/02/2014	20.68	-
115	EEK 5	Nantawa Resources Inc.	YA87214	06/02/2014	20.80	-
116	EEK 6	Nantawa Resources Inc.	YA87215	06/02/2014	19.58	-
117	EEK 7	Nantawa Resources Inc.	YA87216	06/02/2014	19.97	-
118	EEK 8	Nantawa Resources Inc.	YA87217	06/02/2014	21.91	-
119	EEK 9	Nantawa Resources Inc.	YA87218	06/02/2014	22.64	-
120	EEK 14	Nantawa Resources Inc.	YA87223	06/02/2014	21.36	-
121	EEK 15	Nantawa Resources Inc.	YA87224	06/02/2014	21.22	-
122	EEK 16	Nantawa Resources Inc.	YA87225	06/02/2014	21.76	-
123	EEK 17	Nantawa Resources Inc.	YA87226	06/02/2014	20.01	-
124	EEK 18	Nantawa Resources Inc.	YA87227	06/02/2014	20.74	-

Schedule A - Page 4 of 4
No.	Claim	Registered Claim Owner	Grant Number	Expiry Date	Area (Ha)	Comments
125	ONT 44	Nantawa Resources Inc.	YA92655	06/02/2014	16.80	-
126	ONT 45	Nantawa Resources Inc.	YA92656	06/02/2014	12.91	-
127	ONT 46	Nantawa Resources Inc.	YA92657	06/02/2014	18.48	-
128	ONT 47	Nantawa Resources Inc.	YA92658	06/02/2014	14.41	-
	Total				2,336,14